Exhibit 99.2

NEWS RELEASE
Contacts: Ray Leonard President and Chief Executive Officer 713-353-9445 Anne Pearson / Jack Lascar Dennard-Lascar Associates 713-529-6600

Hyperdynamics to Engage a More Advanced Drillship from Pacific Drilling for its Upcoming Guinea Exploration Drilling Campaign

HOUSTON, January 6, 2017 — Hyperdynamics Corporation (OTCQX: HDYN) today announced that it has accepted a proposal from its drilling contractor, Pacific Drilling, to deploy the Pacific Scirocco drillship in place of the Pacific Bora for Hyperdynamics’ upcoming deepwater exploration well offshore the Republic of Guinea.

Financial terms under the earlier contract with Pacific Drilling for the Pacific Bora are unchanged. Hyperdynamics plans to spud the Fatala-1 well in April 2017.

“We are very pleased to be able to engage the Pacific Scirocco for our drilling campaign,” said Hyperdynamics President and Chief Executive Officer Ray Leonard.

“The Pacific Scirocco is equipped to drill in deeper water — up to 12,000 feet — and could handle either of the two optional follow-up fan wells that may be drilled if the Fatala-1 well is successful.

“We understand that the Scirocco has been working offshore Nigeria for TOTAL for the last five years and has achieved a 98% up-time record, with no lost-time incidents. Having a rig and a crew that has performed so consistently at such a high level of safety and efficiency should greatly enhance our program,” Leonard said.

“The Scirocco completes its current contract with TOTAL on January 19 and afterwards will be anchored offshore Abidjan, Ivory Coast.  This will enable Schlumberger, our integrated project manager for drilling services, to utilize its base there to outfit the drillship in plenty of time for an April 2017 spud date,” he added.

About Hyperdynamics

Hyperdynamics is an emerging independent oil and gas exploration company that is exploring for oil and gas offshore the Republic of Guinea in West Africa. To find out more, visit our website at www.hyperdynamics.com.

Forward-Looking Statements

This News Release contains “forward-looking statements” within the meaning of Section 27 A of the Securities Act of 1933, as amended, and Section 21 E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, expectations, future events or performance and underlying assumptions and other statements which are other than statements of historical facts.  Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “plan,” “project,” “anticipate,” “estimate,” “believe,” or “think.” A number of risks and uncertainties could cause actual results to differ materially from these statements, including without limitation, funding and exploration efforts, fluctuations in oil and gas prices and other risk factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Reports on Form 10-K for the fiscal year ended June 30, 2016 and Form 10-Q for the fiscal quarter ended September 30, 2016.  The Company undertakes no obligation to publicly update these forward looking statements to reflect events or circumstances that occur after the issuance of this news release or to reflect any change in the Company’s expectations with respect to these forward looking statements.

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